Exhibit 10.3

May 1, 2023

Camille Bedrosian M.D.

Re: Amendment No. 2 to Offer Letter

Dear Camille:

On behalf of Ultragenyx Pharmaceutical Inc. (the “Company”), I am pleased to present to you this Amendment No. 2 (this “Amendment”), which amends the Offer of Employment Letter Agreement with you dated January 15, 2018, as amended on September 13, 2022 (the “Offer Letter”) pursuant to the terms set forth below. The amended terms set forth below will be effective as of May 1, 2023 (the “Effective Date”).

1.
Your position at the Company is “Strategic Development Advisor” and all references in the Offer Letter to “Chief Medical Officer” and/or “Chief Medical Officer and Executive Vice President” will be replaced with “Strategic Development Advisor”.
2.
The third paragraph of the Offer Letter is hereby deleted in its entirety and replaced with the following:

“In your role as Strategic Development Advisor, you will report directly to me. In this role, you will have primary responsibility for advising on a number of areas including leading the Company’s investigator sponsored trial and compassionate use efforts, having a key role in the Company’s development technical review forums and working in an integrated fashion with the translational research management team, clinical development teams and other teams and areas within the development of our pipeline and approved products.”

3.
Your base salary will be at a gross annual rate of $500,000, less payroll deductions and withholdings, on a bi-weekly basis. You will be eligible to be considered for salary merit increases pursuant to the terms of your Offer Letter.

4.
The section with the heading “Compensation” is hereby amended by deleting the last sentence of that section in its entirety.
5.
The section with the heading “Annual Bonus Program” is hereby amended by deleting the second sentence of the section and replacing it with the following:

“The current target bonus opportunity for your position is 35% of your annual base salary.”

6.
The section with the heading “Annual Equity Grant Program” is hereby amended by adding the following sentences at the end of the section:

“On or before May 1, 2023, the Company shall grant you an Option to purchase up to 9,200 shares of the Company’s Common Stock and 6,900 RSUs. The Option and RSUs shall vest according to the terms of the Plan and the Company’s standard option agreement and RSU agreement, respectively.”

7.
The first full paragraph under the heading “Severance” in the Offer Letter is hereby amended by deleting subsection (iii) and replacing it with the following:

“(iii) pay you, as severance, an amount equivalent to (x) 12 months of your Base Salary, plus (y) your target bonus, subject to standard payroll deductions and withholdings, in each case as determined pursuant to this section (the “Severance Amount”), payable in equal installments over the 12-month period following such Separation from Service in accordance with the Company’s standard payroll practices commencing on the Company’s first regular payroll date that follows the 60th day after such Separation from Service (with the first payment including the accrued installments of the Severance Amount between the date of your Separation from Service and the date of the first payment). For purposes of determining Base Salary and target bonus under this section, (1) in the event the Separation from Service occurs on or prior to May 1, 2024, Base Salary shall be $600,000 and the target bonus shall be 50% of the Base Salary and (2) in the event the Separation from Service occurs after May 1, 2024, the amount of Base Salary and target bonus shall be based on the then-current Base Salary and target bonus in effect at the time of the Separation from Service.”

8.
The second full paragraph under the heading “Severance” in the Offer Letter (for the avoidance of doubt such paragraph begins with “Notwithstanding the foregoing” is hereby amended by deleting subsection (c) in its entirety and replacing it with the following:

“(c) pay you, as severance, an amount equivalent to (x) 18 months of your Base Salary, plus (y) 1.5 times your target bonus, subject to standard payroll deductions and withholdings, in each case as determined pursuant to this section (the “CIC Severance Amount”), payable in equal installments over the 24-month period following such Separation from Service in accordance with the Company’s standard payroll practices commencing on the Company’s first regular payroll date that follows the 60th day after such Separation from Service (with the first payment including the accrued installments of the CIC Severance Amount between the date of your Separation from Service and the date of the first payment). For purposes of determining Base Salary and target bonus under this section, (1) in the event the Separation from Service occurs on or prior to May 1, 2024, Base Salary shall be $600,000 and the target bonus shall be 50% of the Base Salary and (2) in the event the Separation from Service occurs after May 1, 2024, the amount of Base Salary and target bonus shall be based on the then-current Base Salary and target bonus in effect at the time of the Separation from Service.”

9.
Except as expressly amended herein, all terms and provisions of the Offer Letter shall remain in full force and effect.
10.
In the event of a conflict between the provisions of this Amendment and the provisions of the Offer Letter, the provisions of this Amendment shall control.
11.
This Amendment shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.
12.
This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument.

Sincerely,

/s/ Emil D. Kakkis, M.D., Ph.D.

Name: Emil D. Kakkis, M.D., Ph.D.

Title: President and Chief Executive Officer

I voluntarily accept and agree to terms and conditions of this Amendment.

/s/ Camille Bedrosian, M.D. May 1, 2023

Camille Bedrosian, M.D. Date